EXHIBIT (11)


                        PHH CORPORATION AND SUBSIDIARIES

          Information Used in the Computation of Net Income Per Share


                                                                     Three Months Ended July 31,

(In thousands except per share data)                                  1996                 1995
                                                                      ----                 ----
NET INCOME - as reported                                           $21,772               $18,301

Weighted average number of shares outstanding                       34,747                33,984

Give effect to the exercise of dilutive options
      determined under the treasury stock method                       665                   664

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                                             -                   240



Number of shares used in the computation of net
     income per share                                               35,412                34,888

NET INCOME PER SHARE                                               $   .61               $   .52

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